Exhibit 99.4

BaseLine Capital, Inc.

508 W. Wall, Suite 775

Midland, Texas 79701

432-687-1272

March 31, 2005

Mr. Dennis Alexander

EGPI\Firecreek, Inc.

6564 Smoke Tree Lane,

Town of Paradise Valley, Arizona 85253

Mr. Alexander:

This letter is to confirm our conversation on Tuesday as well as the attached Exhibit A.  As we discussed, you have agreed to my proposal to satisfy the default judgment we currently have against your company.  The terms of that proposal are detailed in the attached exhibit.  Per those terms, I will expect a certified cashiers check in the amount of $50,000.00 and the 400,000 shares of common stock of EGPI Firecreek on  April 14, 2005.  Monthly thereafter, I will expect a certified cashiers check in the amount of $20,000.00 on the 14th of each month, until the balance has been paid in full.  I will provide you with a full release of judgment upon receipt of the final payment.

BaseLine Capital, Inc. agrees to “standstill” on its rights and remedies under the default judgment so long as the initial payment of cash and stock is delivered by the 14th of April 2005 and the monthly payments are received on the 14th of each subsequent month.  Please understand that Baseline is not relinquishing any part of its rights under the default judgment, but it is agreeing to take no action so long the attached terms are complied with.

If this is your understanding and you agree and accept this letter and the attached terms please indicate by signing below.  Upon receipt of executed letter, I will return a copy to you.  Thank you in advance for you willingness to resolve this matter.

Respectfully yours,

/s/ Karl J. Reiter

Karl J. Reiter

President

Agreed and Accepted:

EGPI Firecreek, Inc.

BaseLine Capital, Inc.

_______________________________

_______________________________

By:  Dennis Alexander

By:  Karl  J. Reiter

Its_____________________________

Its: President